AMENDMENT OF SUBADVISORY AGREEMENT

            This Amendment is entered into as of the 22nd day of May, 2019, by and among Wells Fargo Funds Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series, Wells Fargo Global Investment Grade Credit Fund (the “Fund”), Wells Fargo Funds Management, LLC, a limited liability company organized under the laws of the State of Delaware (the “Manager”), and Wells Fargo Asset Management (International) Limited, a corporation organized under the laws of England and Wales (“WFAMI Limited”).

            WHEREAS, the Trust has retained the Manager to render investment management services pursuant to an Investment Management Agreement, dated as of November 18, 2015, as amended or supplemented from time to time, by and between the Manager and the Trust;

            WHEREAS, the Manager, acting pursuant to the Investment Management Agreement and with the approval of the Trust’s Board of Trustees, has retained WFAMI Limited to provide specified investment advisory services to the Fund, under the terms of an investment sub-advisory agreement, dated March 1, 2019, as amended or supplemented from time to time, among the Trust, the Manager and WFAMI Limited (the “Sub-Advisory Agreement”);

            NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

QFC Stay Rules Amendment. The parties agree to the following amendment to the Sub-Advisory Agreement:

Recognition of U.S. Regimes. In the event that any party that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and any interest and obligation in or under, and any property securing, this Agreement from the Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and such interests, obligations and property were governed by the laws of the United States or a state of the United States. In the event a Covered Entity or any of its BHC Act Affiliates becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Agreement against the Covered Entity are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

Defined Terms. The following terms as used in this section will have the meanings provided below:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 12 C.F.R. § 47.2, or 12 C.F.R. § 382.1, as applicable, which meaning may include, without limitation, any right to liquidate, terminate, cancel, rescind or accelerate; set off or net amounts owing; exercise remedies in respect of collateral or other credit support; demand payment or delivery; suspend, delay or defer payment or performance; modify obligations; alter the amount of collateral or margin provided; demand the return of any collateral or margin; or modify any right to reuse collateral or margin.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

            This agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

[Signature page follows]

IN WITNESS WHEREOF,the parties hereto have caused this instrument to be executed by their officers designated below on the dates indicated below with effect as of the day and year first above written.

WELLS FARGO FUNDS TRUST

By:   ________________________________________

Name:  Alexander Kymn

Title:    Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:   ________________________________________

            Name:  Paul Haast

            Title:    Senior Vice President

WELLS FARGO ASSET MANAGEMENT (INTERNATIONAL) LIMITED

By:   ________________________________________

            Name:  Ross Pamphilon

            Title:  Chief Investment Officer